Exhibit 99.1

FOR: GOLDEN STATE VINTNERS, INC.

	Approved by:	Jeffrey O’Neill
President and CEO
Golden State Vintners, Inc.
(707) 254-4900
joneill@gsvwine.com

	Contacts:	Financial Dynamics
Jim Byers, (Investors)
(415) 439-4504
FOR IMMEDIATE RELEASE		Christopher Katis (Media)
(415) 439-4518

GOLDEN STATE VINTNERS REPORTS FISCAL 2004

FIRST QUARTER RESULTS

Napa, Calif. – November 18, 2003 – Golden State Vintners, Inc. (Nasdaq: VINT) today reported results for its fiscal 2004 first quarter ended September 30, 2003.

First quarter revenue totaled $17,362,000, compared to $17,816,000 for the prior year’s first quarter.  Net income for the first quarter was $1,829,000, or $0.19 per share, compared to net income of $810,000, or $0.09 per share, in the prior year’s first quarter.  First quarter for fiscal 2004 results include a one time gain of approximately $4.3 million before taxes from the Company’s previously announced sale of its St. Helena, California bulk wine and bottling facility, tasting room and vineyards.  To review this transaction in detail, please refer to the Company’s Form 10-Q for the period ended September 30, 2003.

The following table presents information derived from the Company’s financial statements for the three months ended September 30, 2003 and 2002.

About Golden State Vintners

Golden State Vintners is one of the largest suppliers in the United States of premium wines, wine processing, barrel fermentation and storage services, wine grapes and case goods to California’s major branded wineries and to a number of international wineries. The combination of GSV’s extensive vineyard holdings and five strategically located facilities has enabled the Company to become one of California’s lowest-cost producers of premium bulk wine. GSV also produces private label case goods for its clients and markets its own line of proprietary brands. GSV’s five facilities are located in Fresno, Reedley, Cutler, Monterey, and American Canyon.  GSV is also a supplier of high-speed packaging solutions to major branded marketers of adult ready-to-drink beverages. Golden State Vintners is headquartered in Napa, Calif. and is a publicly held company.

Except for historical information set forth in this press release, the information set forth herein contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Due to a number of factors, including changing market conditions, product competition, the nature of product development, regulatory approval processes, and a variety of other factors, the achievement of forward-looking statements contained in this press release is subject to risks and uncertainties.  In that regard, the Company’s actual results could vary materially from such forward looking statements.  For further details and a discussion of these risks and uncertainties, see Golden State Vintner’s SEC filings, including its most recent Form 10-Q and Form 10-K.

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Golden State Vintners, Inc.

Consolidated Statements of Income

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2003	2002

Revenues	$17,362	$17,816
Cost of sales	14,422	13,120
Gross profit	2,940	4,696

Gain on Sale of Assets	4,244	—

S,G & A	(2,710)	(2,454)

Income from operations	4,474	2,242

Interest expense	(1,429)	(1,012)

Income before income taxes	3,045	1,230

Income tax expense	(1,216)	(420)

Net income	$1,829	$810

Earnings per common share:
Basic	$0.19	$0.09
Diluted	$0.19	$0.09

Weighted average shares outstanding:
Basic	9,513	9,513
Diluted	9,519	9,513

Golden State Vintners, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	September 30,		June 30,
	2003	2002	2003

Assets:
Current assets	$52,248	$54,868	$40,642
Property, plant and equipment, net	59,408	68,656	58,201
Assets held for sale	—	15,849	9,444
Other assets	1,443	1,423	1,461
	$113,099	$140,796	$109,748

Liabilities and Stockholders’ Equity:
Current liabilities	$32,662	$35,998	$18,122
Long-term liabilities	22,169	43,555	35,187
Stockholders’ equity	58,268	61,243	56,439
	$113,099	$140,796	$109,748